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                                                                    EXHIBIT 99.1



                              FOR IMMEDIATE RELEASE
March 16, 2001

Contact:    John Breed
            (713) 209-8835

                   COOPER INDUSTRIES UPDATES EARNINGS OUTLOOK

HOUSTON, TX, Mar. 16 -- Cooper Industries, Inc. (NYSE:CBE) announced today that earnings and revenues for the quarter ending March 31, 2001, will be below previous expectations, primarily due to overall weaker than anticipated market conditions in North America, and a recent significant decline in demand from electronics and telecommunications customers. As a result, diluted earnings per share for the first quarter 2001 now are expected to be approximately $.60 compared with $.89 for the first quarter 2000. Excluding acquisitions, first-quarter 2001 revenues are expected to be 6 to 8 percent below last year.

      The change in outlook is a result of three factors:

      o a weaker than expected North American economy which has affected volumes in virtually all of the Company's businesses;

      o lower margins resulting from competitive market conditions and production inefficiencies related to adjusting plant manpower levels to lower sales volumes; and

      o     an abnormally negative mix in product sales.

      "The economic slowdown which began in the latter half of 2000 has become much more severe and pervasive than we had previously anticipated," said H. John Riley, Jr., Cooper's chairman, president and chief executive officer. "As a result, earnings for the first three months of 2001 will be considerably below plan. Although our European operations are performing well, business conditions in virtually all of the North American markets we serve have not performed at the levels we had originally forecast. The energy related and construction markets are not picking up as we had expected, and utility markets have softened due to uncertainty related to the overall economic outlook. Additionally, telecommunications and electronics - industries that generated significant growth for us in 2000 - have measurably weakened due to slowed consumer demand and excess distributor and end user inventories.

      "While Cooper's consolidated revenues may very well increase modestly in the 2001 first quarter as a result of acquisitions, operating efficiencies are being severely hampered by these marketplace dynamics," continued Riley. "We are realizing an unprecedented negative effect

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across nearly all of our businesses, despite their broad product lines and global reach which historically have provided significant protection from cyclical market volatilities. Margins have been impacted due to unfavorable production variances, a weakened price environment and - for the first time in recent experience - a mix in sales volumes in nearly all of our businesses skewed towards lower margin, lower return products.

"In the fourth quarter of 2000, as we saw the economy beginning to slow, we took immediate actions to try to buffer our performance from the declining market conditions," continued Riley. "These actions included hiring freezes, headcount reductions, capital expenditure rescheduling and other spending cuts. We now are accelerating and supplementing these cost control initiatives and eliminating all non-critical spending. At the same time, we will continue to implement those internal growth programs that strengthen our businesses, provide distinct competitive advantages and improve customer responsiveness. Cooper has an excellent product portfolio, financial strength and solid business fundamentals. We are confident that our long-term strategy and growth drivers will generate sustained value for our shareholders."

      Cooper will host a conference call today at 11:00 a.m. Eastern Time to discuss its revised earnings expectations for the first quarter 2001. Those interested in hearing the briefing may listen by telephone by dialing 212-896-6065. No confirmation code or pass code will be needed. A replay will be available by telephone until March 22, 2001, by dialing 800-633-8284. The password for accessing the replay by telephone is 18316267. The conference call also can be accessed through the Investor Center section of the Company's Internet site, www.cooperindustries.com, under the heading "Management Presentations" or at www.streetfusion.com. An audio replay will be available on those web sites until March 30, 2001.

      Cooper Industries, with 2000 revenues of $4.5 billion, is a worldwide manufacturer of electrical products, tools and hardware. Additional information about Cooper is available on the company's World Wide Web site:
www.cooperindustries.com.

      Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, including but not limited to: 1) the pace of growth in the domestic economy, and in European and Latin American markets; 2) the rate of recovery in electronic product demand; 3) the rate of improvement in worldwide energy-related project spending; 4) significant changes in raw material and energy costs; 5) the rate at which benefits are realized from cost reduction programs recently completed, currently under way or to be initiated in the near future. The estimates also assume, without limitation, no significant change in competitive conditions and no significant adverse changes in the relationship of the U.S. dollar to the currencies of countries in which Cooper does business.

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